PROSPECTUS SUPPLEMENT
(To Prospectus dated May 21, 2004)

[LOGO]
SAVANNAH
     ELECTRIC
A SOUTHERN COMPANY

                               1,800,000 Shares

                         6.00% Series Preferred Stock

                    Non-Cumulative, Par Value $25 Per Share

                               -----------------

   This is a public offering by Savannah Electric and Power Company of 1,800,000 shares of 6.00% Series Preferred Stock, Non-Cumulative, Par Value $25 Per Share.

   On or after July 1, 2009, Savannah Electric and Power Company may redeem shares of the new Stock, in whole or in part, at a redemption price equal to $25.00 per share plus accrued and unpaid dividends.

   When, as and if declared by Savannah Electric and Power Company, dividends on the new Stock will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, beginning July 1, 2004. Dividends on the new Stock are not cumulative and, accordingly, if Savannah Electric and Power Company does not declare a dividend or declares less than a full dividend on the new Stock for a quarterly dividend period, holders of the new Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and Savannah Electric and Power Company will have no obligation to pay a dividend for that period, whether or not Savannah Electric and Power Company pays dividends in full or has sufficient funds to pay dividends in the future.

   See "RISK FACTORS" beginning on page S-3 of this Prospectus Supplement for a description of certain risks associated with investing in the new Stock.

   Application will be made to list the new Stock on the New York Stock Exchange. If approved, Savannah Electric and Power Company expects trading of the new Stock to begin within 30 days after the new Stock is first issued.

                                                    Proceeds to
                          Public                 Savannah Electric
                         Offering   Underwriting and Power Company
                         Price(1)     Discount    Before Expenses
                        ----------- ------------ -----------------
              Per Share $     25.00   $   0.50      $     24.50

              Total.... $45,000,000   $900,000      $44,100,000

--------
(1)Plus accrued dividends, if any, from the date of original issuance.

   The new Stock should be delivered in book-entry form through The Depository Trust Company on or about June 11, 2004.

                               -----------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

                               -----------------

                                LEHMAN BROTHERS

May 27, 2004

   In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

   We are offering to sell the new Stock only in places where sales are permitted.

   You should not assume that the information contained or incorporated by reference in this Prospectus Supplement or the attached Prospectus, including information incorporated by reference, is accurate as of any date other than its respective date.

                               -----------------

                               TABLE OF CONTENTS

                          Prospectus Supplement      Page
                          ---------------------      ----
                      Risk Factors..................  S-3
                      The Company...................  S-3
                      Selected Financial Information  S-4
                      Recent Developments...........  S-5
                      Use of Proceeds...............  S-5
                      Certain Terms of the New Stock  S-6
                      Underwriting.................. S-10

                                Prospectus                  Page
                                ----------                  ----
               About this Prospectus.......................   2
               Risk Factors................................   2
               Available Information.......................   2
               Incorporation of Certain Documents by
                 Reference.................................   3
               Savannah Electric and Power Company.........   3
               Selected Information........................   4
               The Trust...................................   5
               Accounting Treatment of the Trust...........   5
               Use of Proceeds.............................   5
               Description of the New Stock................   6
               Description of the Senior Notes.............   7
               Description of the Junior Subordinated
                 Notes.....................................  10
               Description of the Preferred Securities.....  16
               Description of the Guarantee................  17
               Relationship Among the Preferred Securities,
                 the Junior Subordinated Notes and the
                 Guarantee.................................  19
               Plan of Distribution........................  20
               Legal Matters...............................  21
               Experts.....................................  21


                                      S-2

                                 RISK FACTORS

   Investing in the new Stock involves risk. Please see the risk factors in Savannah Electric and Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Savannah Electric and Power Company or that Savannah Electric and Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the new Stock.

                                  THE COMPANY

   Savannah Electric and Power Company (the "Company") is a corporation organized under the laws of the State of Georgia on August 5, 1921. The Company has its principal office at 600 Bay Street, East, Savannah, Georgia 31401, telephone (912) 644-7171. The Company is a wholly owned subsidiary of The Southern Company ("Southern").

   The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 2,000 square mile service area comprising the City of Savannah, Georgia and portions of the surrounding five-county area.

                                      S-3

                        SELECTED FINANCIAL INFORMATION

   The following selected financial data for the years ended December 31, 1999 through December 31, 2003 has been derived from the Company's audited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the three months ended March 31, 2004 has been derived from the Company's unaudited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management's discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                                                       Three
                                                                                      Months
                                                  Year Ended December 31,              Ended
                                        -------------------------------------------- March 31,
                                          1999     2000     2001     2002     2003    2004(1)
                                        -------- -------- -------- -------- -------- ---------
                                                      (Thousands, except ratios)
Operating Revenues..................... $251,594 $295,718 $283,852 $299,552 $314,055  $72,835
Earnings Before Income Taxes...........   34,891   36,543   33,772   35,313   37,915    4,946
Net Income.............................   23,083   22,969   22,063   22,880   22,807    3,148
Ratio of Earnings to Fixed Charges(2)..     3.23     3.24     3.12     3.36     3.91     2.43
Ratio of Earnings to Fixed Charges Plus
  Preferred Dividend Requirements (Pre-
  Income Tax Basis)(3).................     3.23     3.24     3.12     3.36     3.91     2.43

                                                       Capitalization
                                                    As of March 31, 2004
                                                  ------------------------------
                                                   Actual     As Adjusted(4)
                                                   --------   ------------------
                                                  (Thousands, except percentages)
     Common Stock Equity......................... $183,894    $214,894    43.6%
     Preferred Stock.............................       --      45,000     9.1
     Senior Notes................................  160,000     160,000    32.5
     Other Long-Term Debt........................   62,725      72,725    14.8
                                                   --------    --------   -----
     Total, excluding amounts due within one year $406,619    $492,619   100.0%
                                                   ========    ========   =====

--------
(1)Due to seasonal valuations in the demand for energy, operating results for the three months ended March 31, 2004 do not necessarily indicate operating results for the entire year.
(2)This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest expense, net of amounts capitalized," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds using during construction; and
   (ii) "Fixed Charges" consist of "Interest expense, net of amounts capitalized," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction.
(3)In computing this ratio, "Preferred Dividend Requirements" represent the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods. The Company had no Preferred Dividend Requirements for any period presented.
(4)Reflects: (i) contributions to capital from Southern in May 2004 in the amount of $31,000,000; (ii) the borrowing in May 2004 of $10,000,000 under a variable rate revolving credit note which matures September 6, 2005; and
   (iii) the proposed issuance of the new Stock offered hereby.


                                      S-4

                              RECENT DEVELOPMENTS

   For information regarding the construction of Plant McIntosh combined cycle units 10 and 11 by Southern Power Company ("Southern Power"), Georgia Public Service Commission (the "GPSC") certification of purchased power agreements between Southern Power and Georgia Power Company ("Georgia Power") and the Company for the Plant McIntosh unit 10 and 11 capacity beginning June 2005 (the "McIntosh PPAs") and the Federal Energy Regulatory Commission (the "FERC") approval process for the McIntosh PPAs, see Item 7--MANAGEMENT'S DISCUSSION AND ANALYSIS--"Future Earnings Potential--FERC Matters--Southern Power PPA" and
Note 3 to the financial statements of the Company under "FERC Matters" in the Annual Report on Form 10-K for the year ended December 31, 2003. Also see MANAGEMENT'S DISCUSSION AND ANALYSIS--"Future Earnings Potential--FERC Matters" and Note (C) to the Condensed Financial Statements of the Company in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

   To ensure the timely completion of construction on McIntosh units 10 and 11 and their availability in the summer of 2005 as supply side resources for the retail customers in the State of Georgia, on May 7, 2004, Georgia Power and the Company requested the GPSC to direct them to purchase the McIntosh combined cycle units 10 and 11 construction project from Southern Power. Georgia Power and the Company proposed to place the units in rate base at a cost approved by the GPSC and to recover the unit operation and maintenance costs as retail service expenses as may be approved by the GPSC. After the project is purchased by Georgia Power and the Company, the McIntosh PPAs would no longer be effective.

   On May 18, 2004, the GPSC ordered Georgia Power and the Company to purchase within 30 days the McIntosh combined cycle units 10 and 11 construction project from Southern Power. The GPSC also directed Georgia Power and the Company to file an application within 10 days of completing such purchase to amend the resource certificate granted by the GPSC in 2002 to describe the capacity resource as being the McIntosh units 10 and 11 (as opposed to the McIntosh
PPAs), the approximate construction schedule (which is not expected to change) and the proposed ratebase treatment. The GPSC is expected to review the application by Georgia Power and the Company in accordance with its affiliate transaction guidelines and will have up to 180 days to respond. The ultimate outcome of the GPSC's review cannot now be determined.

   The purchase occurred on May 24, 2004 at a cost to the Company of approximately $77 million. As a result of this transfer, the Company's estimated construction expenditures for 2004 have increased by approximately $84.1 million. See MANAGEMENT'S DISCUSSION AND ANALYSIS--"Financial Condition and Liquidity--Capital Requirements and Contractual Obligations" of the Company in the Annual Report on Form 10-K for the year ended December 31, 2003.

                                USE OF PROCEEDS

   The proceeds from the sale of the new Stock will be applied by the Company to repay a portion of its outstanding short-term indebtedness, which aggregated approximately $50.6 million as of May 27, 2004 and was primarily incurred by the Company to purchase units 10 and 11 of Plant McIntosh as described in "Recent Developments" above.

                                      S-5

                        CERTAIN TERMS OF THE NEW STOCK

   The following is a summary of the terms of the 6.00% Series Preferred Stock, Non-Cumulative, Par Value $25 Per Share (the "new Stock"). This summary is not complete and should be read together with the general terms and provisions of the new Stock in the accompanying Prospectus under the caption "Description of the New Stock." To the extent this summary is inconsistent with information in the accompanying Prospectus, this summary controls.

Dividends

   Dividends on the new Stock will be payable, when, as and if declared by the Company's Board of Directors out of funds legally available, at a rate per annum equal to 6.00%.

   Dividends on the new Stock are payable on January 1, April 1, July 1 and October 1 of each year, commencing July 1, 2004, when, as and if declared by the Company, or, if any such date is not a business day, on the next business day.

   Dividends on the new Stock are not cumulative and, accordingly, if the Company does not declare a dividend or declares less than a full dividend on the new Stock for a quarterly dividend period, holders of the new Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and the Company will have no obligation to pay a dividend for that period, whether or not the Company pays dividends in full or has sufficient funds to pay dividends in the future.

Redemption

   The Company shall have the right to redeem the new Stock, in whole or in part, without premium, from time to time, on or after July 1, 2009, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to $25.00 per share plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared, in which case accrued and unpaid dividends for such prior dividend periods shall be paid at redemption). For any shares of new Stock to be redeemed, dividends will cease to accrue and all rights of holders of such shares, except the right to receive the redemption price, will cease as of the redemption date.

   No sinking fund will be provided for the purchase or redemption of the new Stock.

Transfer Agent, Registrar and Paying Agent

   Southern Company Services, Inc. will be the transfer agent, registrar and paying agent for the new Stock.

Voting Rights

   Except as hereinafter set forth or when some mandatory provision of law shall be controlling, the holders of the new Stock will have no voting power.

                                      S-6

   Holders of the Company's preferred stock (the "Preferred Stock"), including the new Stock, are entitled to vote on certain matters relating to (1) authorization of stock, other than Preferred Stock, ranking prior to or on a parity with the Preferred Stock, or a security convertible into shares of stock of such kind; (2) change of the express terms of any series of Preferred Stock in a manner prejudicial to the holders; (3) except where required by a regulatory agency, a reduction of capital allocable to Preferred Stock or a reduction of capital allocable to common stock, if such reduction causes common stock equity to be less than the amount payable to holders of Preferred Stock upon liquidation, dissolution or winding up of the Company; and (4)(A) issuance of additional shares of Preferred Stock unless, for any twelve-month period within the preceding fifteen months, net income available for the payment of dividends on the Preferred Stock and gross income available for the payment of interest charges on indebtedness shall have been, respectively, at least 2 1/2 times the dividend requirements upon the entire amount of Preferred Stock then to be outstanding, and at least 1 1/2 times the aggregate of such dividend requirements and interest charges for such period on the entire amount of indebtedness then to be outstanding and (B) issuance of additional Preferred Stock, unless the capital of the Company represented by its common stock together with its surplus shall in the aggregate be at least equal to the involuntary liquidation, dissolution or winding up value of the Preferred Stock then to be outstanding. With respect to (1), (2), (3) and (4) above, the consent or affirmative vote of at least two-thirds of the outstanding Preferred Stock (or of the affected series in the case of a change prejudicial to less than all series) is required. However, no consent of the holders of any series of Preferred Stock as described in this paragraph shall be required if provision is made for the redemption of all of the shares of such series, or provision is made that the proposed action will not be effective unless provision is made for the purchase, redemption or other retirement of all shares of such series.

   In the event that any six quarterly dividends (whether or not consecutive and whether or not earned and declared) have not been paid in full on the new Stock, the holders of such new Stock will have the right, voting separately as a class with holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable, at the next meeting of stockholders called for the election of directors, to elect two members of the Board of Directors of the Company and the size of the Company's Board of Directors will be increased accordingly to effect such election. The rights of such holders of new Stock to elect (together with the holders of shares of any one or more other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) members of the Board of Directors of the Company will continue until such time as full dividends on such new Stock have been paid or declared and set apart regularly for at least one year (i.e., four consecutive full quarterly dividend periods), at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay dividends of the character described above. Upon any termination of the right of the holders of shares of Preferred Stock to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately.

Sinking Fund

   The holders of the new Stock will not be entitled to the benefit of a sinking fund or purchase fund.

Book-Entry Only Issuance--The Depository Trust Company

   The Depository Trust Company ("DTC") will act as the initial securities depository for the new Stock. The new Stock will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global new Stock certificates will be issued, representing in the aggregate the total par amount of new Stock, and will be deposited with Southern Company Services, Inc. on behalf of DTC.

   DTC, the world's largest depository, is a limited purpose trust company organized under the New York Banking Law a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S.

                                      S-7

equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). DTC has Standard & Poor's highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com.

   Purchases of new Stock under the DTC system must be made by or through Direct Participants, which will receive a credit for the new Stock on DTC's records. The ownership interest of each actual purchaser of new Stock ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the new Stock are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in new Stock, except in the event that use of the book-entry system for the new Stock is discontinued.

   To facilitate subsequent transfers, all new Stock deposited by Direct Participants with DTC is registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of new Stock with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the new Stock; DTC's records reflect only the identity of the Direct Participants to whose accounts such new Stock is credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Redemption notices shall be sent to DTC. If less than all of the shares of new Stock within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

   Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to new Stock, unless authorized by a Direct Participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the new Stock are credited on the record date (identified in a listing attached to the Omnibus Proxy).

                                      S-8

   Payments on the new Stock will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the Company or Southern Company Services, Inc., on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, its nominee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

   Except as provided herein, a Beneficial Owner of the global new Stock will not be entitled to receive physical delivery of the new Stock. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the new Stock. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global new Stock.

   DTC may discontinue providing its services as securities depositary with respect to the new Stock at any time by giving reasonable notice to the Company or Southern Company Services, Inc. Under such circumstances, in the event that a successor securities depositary is not obtained, new Stock certificates are required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for the new Stock will be printed and delivered to the holders of record.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.


                                      S-9

                                 UNDERWRITING

   Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to Lehman Brothers Inc. (the "Underwriter") and the Underwriter has agreed to purchase from the Company the new Stock.

   In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the new Stock offered hereby if any of the new Stock is purchased.

   The Underwriter proposes to offer the new Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and may offer the new Stock to certain securities dealers at such price less a concession not in excess of $0.30 per share of the new Stock. The Underwriter may allow, and such dealers may reallow, a concession not in excess of $0.20 per share of the new Stock to certain brokers and dealers. After the new Stock is released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriter.

   Prior to this offering, there has been no public market for the new Stock. The new Stock is expected to be approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance. Trading of the new Stock on the NYSE is expected to commence within a 30-day period after the initial delivery of the new Stock. The Underwriter has advised the Company that it intends to make a market in the new Stock prior to the commencement of trading on the NYSE. However, the Underwriter will have no obligation to make a market in the new Stock and may cease market making activities, if commenced, at any time.

   It is expected that delivery of the new Stock will be made against payment therefor on or about the 10th business day following the date of this Prospectus Supplement. Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the new Stock before final settlement will be required, by virtue of the fact that the new Stock will settle in T+10, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

   The Company has agreed with the Underwriter, that during the period of 15 days from the date of the Underwriting Agreement, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Preferred Stock of the Company, any security convertible into, exchangeable into or exercisable for Preferred Stock of the Company or any securities substantially similar to the new Stock (except for the new Stock issued pursuant to the Underwriting Agreement), without the prior written consent of the Underwriter.

   In order to facilitate the offering of the new Stock, the Underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the new Stock. Specifically, the Underwriter may over-allot in connection with the offering, creating short positions in the new Stock for its own account. In addition, to cover over-allotments or to stabilize the price of the new Stock, the Underwriter may bid for, and purchase, new Stock in the open market. The Underwriter may reclaim selling concessions allowed to an underwriter or dealer for distributing new Stock in the offering, if the Underwriter repurchases previously distributed new Stock in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the new Stock above independent market levels. The Underwriter is not required to engage in these activities and may end any of these activities at any time.

   In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

   Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the new Stock. In addition, neither the Company nor the Underwriter makes any representation that the Underwriter will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.


                                     S-10

   The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   The Company's expenses associated with the offer and sale of the new Stock are estimated to be $270,000.

   The Underwriter and its affiliates engage in transactions with, and, from time to time, have performed investment and commercial banking services for, the Company and its affiliates in the ordinary course of business and may do so in the future.

                                     S-11

PROSPECTUS
                                 $120,000,000

[LOGO]
SAVANNAH
     ELECTRIC
A SOUTHERN COMPANY

                      Savannah Electric and Power Company

                Preferred Stock, Par Value up to $100 Per Share

                                 Senior Notes

                           Junior Subordinated Notes

                               -----------------

                      Savannah Electric Capital Trust II

                          Trust Preferred Securities
   Fully and unconditionally guaranteed, as set forth in this Prospectus, by

                      Savannah Electric and Power Company

                     a subsidiary of The Southern Company

                               -----------------

   We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.

   See "Risk Factors" on page 2 for information on certain risks related to the purchase of securities offered by this Prospectus.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

May 21, 2004

                             ABOUT THIS PROSPECTUS

   This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the "Commission") using a "shelf" registration process under the Securities Act of 1933, as amended (the "1933 Act"). Under the shelf process, Savannah Electric and Power Company (the "Company") may sell, in one or more transactions,

    .  preferred stock (the "new Stock")

    .  senior notes (the "Senior Notes")

    .  junior subordinated notes (the "Junior Subordinated Notes")

and Savannah Electric Capital Trust II (the "Trust") may sell

    . trust preferred securities or capital securities (the "Preferred Securities")

in one or more offerings up to a total dollar amount of $120,000,000. This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering ("Prospectus Supplement"). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with additional information under the heading "Available Information."

                                 RISK FACTORS

   Investing in the Company's securities involves risk. Please see the risk factors described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus. The risks and uncertainties described are not the only ones facing the Company. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial may also impair its business operations, its financial results and the value of its securities.

                             AVAILABLE INFORMATION

   The Company and the Trust have filed with the Commission a combined registration statement on Form S-3 (the "Registration Statement," which term encompasses any amendments of the Registration Statement and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance with the 1934 Act files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov. In addition, reports and other material concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   No separate financial statements of the Trust are included in this Prospectus. The Company considers that such statements would not be material to holders of the Preferred Securities because the Trust has no independent operations and exists for the sole purpose of investing the proceeds of the sale of the Trust Securities (as defined below) in Junior Subordinated Notes.

                                      2

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated by reference in this Prospectus and made a part of this Prospectus:

      (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

      (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004; and

      (c) the Company's Current Reports on Form 8-K dated May 7, 2004 and May 18, 2004.

   All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated by reference in this Prospectus but not delivered with this Prospectus (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference in this Prospectus). Such requests should be directed to Kirby R. Willis, Vice President, Treasurer and Chief Financial Officer, Savannah Electric and Power Company, 600 Bay Street, East, Savannah, Georgia 31401, telephone: (912) 644-7171.

                      SAVANNAH ELECTRIC AND POWER COMPANY

   The Company was incorporated under the laws of the State of Georgia on August 5, 1921. The principal executive offices of the Company are located at 600 Bay Street, East, Savannah, Georgia 31401, and the telephone number is
(912) 644-7171.

   The Company is a wholly owned subsidiary of The Southern Company ("Southern"), a holding company registered under the Public Utility Holding Company Act of 1935, as amended. The Company is engaged in the generation and purchase of electricity and the distribution and sale of electricity at retail and, as a member of the Southern electric system power pool, the transmission and sale of wholesale energy. The Company has approximately 140,000 customers in a five-county area in Eastern Georgia containing approximately 2,000 square miles, including the City of Savannah and its environs, most of Chatham County, most of Effingham County and portions of Bryan, Bulloch and Screven Counties. The Company's service area has a population of approximately 320,000 with approximately 93% located in metropolitan Savannah. The City of Savannah is one of the largest general cargo ports, and a leading foreign trade port, on the Southeast U.S. Atlantic coast.


                                      3

                             SELECTED INFORMATION

   The following material, which is presented in this Prospectus solely to furnish limited introductory information regarding the Company, has been selected from, or is based upon, the detailed information and financial statements appearing in the documents incorporated by reference in this Prospectus or elsewhere in this Prospectus, is qualified in its entirety by reference to those documents and, therefore, should be read together with those documents.

                      Savannah Electric and Power Company

Business.......................................... Generation, transmission, distribution and sale of electric energy

Service Area...................................... Approximately 2,000 square miles comprising the
                                                   City of Savannah, Georgia and portions of the
                                                   surrounding five-county area

Customers at December 31, 2003.................... 139,826

Generating Capacity at December 31, 2003
  (kilowatts)..................................... 787,631

Sources of Generation during 2003 (kilowatt-hours) Coal (94%), Gas (4%) and Oil (2%)

                                Certain Ratios

   The following table sets forth the Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis) for the periods indicated.

                                                                                    Three Months
                                                           Year Ended December 31,     Ended
-                                                          ------------------------  March 31,
                                                           1999 2000 2001 2002 2003   2004(1)
                                                           ---- ---- ---- ---- ---- ------------
Ratio of Earnings to Fixed Charges(2)..................... 3.23 3.24 3.12 3.36 3.91     2.43
Ratio of Earnings to Fixed Charges Plus Preferred Dividend
  Requirements (Pre-Income Tax Basis)(3).................. 3.23 3.24 3.12 3.36 3.91     2.43

--------
(1) Due to seasonal variations in the demand for energy, operating results for the three months ended March 31, 2004 do not necessarily indicate operating results for the entire year.
(2) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest expense, net of amounts capitalized," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction, and (ii) "Fixed Charges" consist of "Interest expense, net of amounts capitalized," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction.
(3) In computing this ratio, "Preferred Dividend Requirements" represent the pre-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods. The Company had no Preferred Dividend Requirements for any period presented.


                                      4

                                   THE TRUST

   The Trust is a statutory trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on March 23, 2001. The Trust's business is defined in a trust agreement, executed by the Company, as Depositor, and the Delaware Trustee of the Trust. This trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the "Trust Agreement"). The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act"). The Company will own all of the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") of the Trust. The Trust Securities represent undivided beneficial interests in the assets of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in a related series of Junior Subordinated Notes, and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental to these purposes. The payment of periodic cash distributions on the Preferred Securities and payments on liquidation and redemption with respect to the Preferred Securities, in each case to the extent the Trust has funds legally and immediately available for these purposes, will be guaranteed by the Company (the "Guarantee") to the extent set forth under "Description of the Guarantee."

   The Trust's business and affairs will be conducted by its trustees, which shall be appointed by the Company as the holder of the Common Securities: two officers of the Company as Administrative Trustees; The Bank of New York as Property Trustee; and The Bank of New York (Delaware) as Delaware Trustee (collectively, the "Securities Trustees"). The Property Trustee of the Trust will act as the indenture trustee with respect to the Trust for purposes of compliance with the provisions of the 1939 Act.

   The principal place of business of the Trust shall be c/o the Company, 600 Bay Street, East, Savannah, Georgia 31401, telephone (912) 644-7171, Attn:
Treasurer.

   Reference is made to the Prospectus Supplement relating to the Preferred Securities for further information concerning the Trust.

                       ACCOUNTING TREATMENT OF THE TRUST

   For financial reporting purposes, the Trust is a variable interest entity. The Company accounts for its investment in the Trust under the equity method in accordance with Financial Accounting Standards Board Interpretation No. 46R, "Consolidation of Variable Interest Entities." The Junior Subordinated Notes payable to the Trust will be presented as a separate line item in the Company's balance sheet. Interest payable on the Junior Subordinated Notes will be reflected as a separate line item on the Company's income statement and appropriate disclosures concerning the Preferred Securities, the Guarantee and the Junior Subordinated Notes will be included in the notes to the Company's financial statements.

                                USE OF PROCEEDS

   The Trust will invest the proceeds received from the sale of its Preferred Securities in Junior Subordinated Notes. Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from such investment and any proceeds received from the sale of its new Stock or its Senior Notes or other sales of its Junior Subordinated Notes will be used in connection with its ongoing construction program, to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.

                                      5

                         DESCRIPTION OF THE NEW STOCK

   Set forth below is a description of the general terms of the new Stock. The statements in this Prospectus concerning the new Stock are an outline and do not purport to be complete. Such statements make use of defined terms and are qualified in their entirety by reference to the charter of the Company (the "Charter") and the amendments thereto, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part or incorporated by reference in the Registration Statement, for complete statements and for the definitions of various terms. The general provisions which apply to the Preferred Stock of the Company of all classes, which are now or may later be authorized or created, are set forth in the Charter.

General

   The new Stock is to be created by amendment to the Charter. The new Stock consists of an authorized class of preferred stock, with such par value per share (up to $100 per share) (the "Preferred Stock") as shall be fixed by resolution duly adopted by the common stockholders of the Company prior to the issue and sale of the new Stock. All such Preferred Stock ranks on a parity with respect to dividends and amounts payable upon liquidation, dissolution or winding up of the Company.

   At March 31, 2004, there were no shares of Preferred Stock outstanding.

   Any proposed listing of the new Stock on a securities exchange will be described in the applicable Prospectus Supplement.

Transfer Agent and Registrar

   Unless otherwise indicated in the applicable Prospectus Supplement, the transfer agent for the new Stock will be Southern Company Services, Inc., 270 Peachtree Street, N.W., Atlanta, Georgia 30303, which will also serve as the registrar.

Dividend Rights and Provisions

   Dividends on the new Stock are payable, when and if declared by the Board of Directors, at the rate per annum determined for each respective series. Unless otherwise indicated in the applicable Prospectus Supplement, dividends will be payable to holders of record of Preferred Stock as they appear on the books of the Company on the record dates fixed by the Board of Directors.

   The applicable Prospectus Supplement will set forth the par value of the new Stock, the dividend rate provisions of the new Stock, including the payment date and the rate or rates, or the method of determining the rate or rates (which may involve periodic dividend rate settings through remarketing or auction procedures or pursuant to one or more formulae, as described in the applicable Prospectus Supplement) and whether dividends shall be cumulative and, if so, from which date or dates.

Redemption Provisions

   The redemption provisions applicable to the new Stock will be described in the applicable Prospectus Supplement.

Voting Rights

   Except as provided in the applicable Prospectus Supplement or otherwise provided by law, the holders of the new Stock will have no voting power.

Liquidation Rights

   In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each share of Preferred Stock shall be entitled to receive, for each share of Preferred Stock, the par

                                      6

value plus, in a voluntary liquidation, dissolution or winding up, an amount per share equal to the redemption premium, if any, together in each case with accrued dividends, before any distribution of assets may be made to the holders of any Common Stock.

Sinking Fund

   The terms and conditions of a sinking or purchase fund, if any, for the benefit of the holders of the new Stock will be set forth in the applicable Prospectus Supplement.

Other Rights

   The holders of the new Stock do not have any pre-emptive or conversion rights, except as otherwise described in the applicable Prospectus Supplement.

                        DESCRIPTION OF THE SENIOR NOTES

   Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture dated as of March 1, 1998 between the Company and The Bank of New York, as trustee (the "Senior Note Indenture Trustee"), as to be supplemented by a supplemental indenture to the Senior Note Indenture establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is referred to as the "Senior Note Indenture"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the 1939 Act. Certain capitalized terms used in this Prospectus and not defined in this Prospectus are defined in the Senior Note Indenture.

General

   The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $23,000,000 outstanding at March 31, 2004. The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.

   Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable;
(vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the denominations in which such Senior Notes shall be issuable; (ix) if other than the principal amount of the Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as

                                      7

provided in the Senior Note Indenture pertaining to such Senior Notes; (xi) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xii) any other terms of such Senior Notes.

   The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.

Events of Default

   The Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Senior Notes of such series:

      (a) failure for 10 days to pay interest on the Senior Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; or

      (b) failure to pay principal or premium, if any, or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or

      (c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or

      (d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or

      (e) certain events of bankruptcy, insolvency or reorganization of the Company.

   The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.

   The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.

Registration and Transfer

   The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of

                                      8

such series called for redemption, or (ii) register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.

Payment and Paying Agent

   Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

   Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

   All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will from that time forward look only to the Company for payment of such principal and interest.

Modification

   The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series that is affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Senior Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount thereof or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest on any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior
Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note that is affected.

   In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Senior Notes.

Consolidation, Merger and Sale

   The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a

                                      9

corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

Information Concerning the Senior Note Indenture Trustee

   The Senior Note Indenture Trustee, prior to an Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case an Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior
Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

   The Bank of New York, the Senior Note Indenture Trustee, also serves as Subordinated Note Indenture Trustee, as Property Trustee and as Guarantee Trustee. The Company and/or certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York. The Bank of New York also serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

Governing Law

   The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Miscellaneous

   The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties to the Senior Note Indenture and their respective successors and assigns.

                 DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

   Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture dated as of December 1, 1998 between the Company and The Bank of New York, as trustee (the "Subordinated Note Indenture Trustee"), as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note

                                      10

Indenture, as so supplemented, is referred to as the "Subordinated Note Indenture"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used in this Prospectus and not defined in this Prospectus are defined in the Subordinated Note Indenture.

General

   The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued under the Subordinated Note Indenture and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.

   Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the denominations in which such Junior Subordinated Notes shall be issuable; (ix) if other than the principal amount of the Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of such Junior Subordinated Notes; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes;
(xi) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and
(xiii) any other terms of such Junior Subordinated Notes. The terms of any series of Junior Subordinated Notes issued to the Trust will correspond to those of the Preferred Securities of the Trust as described in the Prospectus Supplement relating to the Preferred Securities.

   The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.

Subordination

   The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), or premium, if any, or interest on (including Additional Interest (as defined below)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy,

                                      11

insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.

   The term "Senior Indebtedness" means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after the execution of the Subordinated Note Indenture, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for
(1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

   The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of March 31, 2004, Senior Indebtedness of the Company aggregated approximately $230,000,000.

Additional Interest

   "Additional Interest" is defined in the Subordinated Note Indenture as (i) such additional amounts as may be required so that the net amounts received and retained by a holder of Junior Subordinated Notes (if the holder is the Trust) after paying taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority will not be less than the amounts the holder would have received had no such taxes, duties, assessments or other governmental charges been imposed; and (ii) any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.

Certain Covenants

   The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, (ii) if at such time the Company shall be in default with respect to its payment or other obligations under the Guarantee with respect to the Trust Securities, if any, related to such series of Junior Subordinated Notes, or (iii) if at such time an Event of Default under the Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or

                                      12

premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Guarantee) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassifications of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, or (ii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

   The Subordinated Note Indenture further provides that, for so long as the Trust Securities remain outstanding, the Company covenants (i) to directly or indirectly maintain 100% ownership of the Common Securities; provided, however, that any permitted successor of the Company under the Subordinated Note Indenture may succeed to the Company's ownership of such Common Securities, and
(ii) to use its reasonable efforts to cause the Trust (a) to remain a statutory trust, except in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

Events of Default

   The Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Junior Subordinated Notes of such series:

      (a) failure for 10 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest (as defined in clause (ii) of the definition of Additional Interest in the Subordinated Note Indenture) in respect of the Junior Subordinated Notes, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

      (b) failure for 10 days to pay Additional Interest (as defined in clause
   (i) of the definition of Additional Interest in the Subordinated Note Indenture); or

      (c) failure to pay principal or premium, if any, or interest, including Additional Interest (as defined in clause (ii) of the definition of Additional Interest in the Subordinated Note Indenture), on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or

      (d) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or

      (e) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or

      (f) certain events of bankruptcy, insolvency or reorganization of the Company.

   The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such

                                      13

declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series had been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.

   A holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Junior Subordinated Notes of the related series having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes of such series.

   The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.

Registration and Transfer

   The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption, or (ii) register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.

Payment and Paying Agent

   Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.

   Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

   All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.

                                      14

Modification

   The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series that is affected, to modify the Subordinated
Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note that is affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) on any Junior Subordinated Note or any premium payable upon the redemption thereof, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note that is affected thereby, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.

   In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated Notes.

Consolidation, Merger and Sale

   The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.

Information Concerning the Subordinated Note Indenture Trustee

   The Subordinated Note Indenture Trustee, prior to an Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case an Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the

                                      15

costs, expenses and liabilities which might be incurred by the Subordinated
Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

   The Bank of New York, the Subordinated Note Indenture Trustee, also serves as Senior Note Indenture Trustee, as Property Trustee and as Guarantee Trustee. The Company and/or certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York. The Bank of New York also serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

Governing Law

   The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

Miscellaneous

   The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.

                    DESCRIPTION OF THE PREFERRED SECURITIES

   The Trust may issue only one series of Preferred Securities having terms described in the Prospectus Supplement relating to the Preferred Securities. The Trust Agreement will authorize the Administrative Trustees, on behalf of the Trust, to issue the Preferred Securities. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferral or other special rights or such restrictions as shall be set forth in the Trust Agreement. Reference is made to the Prospectus Supplement relating to the Preferred Securities for specific terms, including (i) the distinctive designation of the Preferred Securities;
(ii) the number of Preferred Securities issued; (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities and the date or dates on which such distributions shall be payable; (iv) whether distributions on the Preferred Securities shall be cumulative and, in the case of Preferred Securities having cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on the Preferred Securities shall be cumulative; (v) the amount or amounts that shall be paid out of the assets of the Trust to the holders of the Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust; (vi) the obligation, if any, of the Trust to purchase or redeem the Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which the Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the voting rights, if any, of the Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Trust Agreement; (viii) the rights, if any, to defer distributions on the Preferred Securities by extending the interest payment period on the related Junior Subordinated Notes; and (ix) any other relative rights, preferences, privileges, limitations or restrictions of the Preferred Securities not inconsistent with the Trust Agreement or applicable law. All Preferred Securities offered by this Prospectus will be guaranteed by the Company to the extent set forth under "Description of the Guarantee." Any material United States federal income tax considerations applicable to an offering of Preferred Securities will be described in the Prospectus Supplement relating to the Preferred Securities.

                                      16

                         DESCRIPTION OF THE GUARANTEE

   Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by the Company for the benefit of the holders of Preferred Securities from time to time. The Guarantee will be qualified as an indenture under the 1939 Act. The Bank of New York will act as indenture trustee under the Guarantee (the "Guarantee Trustee") for purposes of the 1939 Act. The terms of the Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the 1939 Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the 1939 Act. The Guarantee will be held by the Guarantee Trustee for the benefit of holders of the Preferred Securities.

General

   Pursuant to the Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth in the Guarantee, to pay in full, to the holders of the Preferred Securities, the Guarantee Payments (as defined below), to the extent not paid by, or on behalf of, the Trust, regardless of any defense, right of set-off or counterclaim that the Company may have or assert against any person. The following payments or distributions with respect to the Preferred Securities to the extent not paid or made by, or on behalf of, the Trust will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions required to be paid on the Preferred Securities but if and only if and to the extent that the Trust has funds legally and immediately available for these distributions, (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), with respect to any Preferred Securities called for redemption by the Trust, but if and only to the extent the Trust has funds legally and immediately available to pay such Redemption Price, and (iii) upon a dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities or the redemption of all of the Preferred Securities), the lesser of
(a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds legally and immediately available for such purpose, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust (the "Guarantee Payments"). The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Trust to pay such amounts to such holders.

   The Guarantee will be a guarantee of the Guarantee Payments with respect to the Preferred Securities from the time of issuance of the Preferred Securities, but will not apply to the payment of distributions and other payments on the Preferred Securities when the Trust does not have sufficient funds legally and immediately available to make such distributions or other payments. If the Company does not make interest payments on the Junior Subordinated Notes held by the Property Trustee, the Trust will not make distributions on its Preferred Securities.

Subordination

   The Company's obligations under the Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Junior Subordinated Notes, except those obligations or liabilities made equal or subordinate by their terms, (ii) equal to the most senior preferred or preference stock now issued by the Company or issued at a later date by the Company and with any guarantee now entered into by the Company or entered into at a later date by the Company in respect of any preferred or preference securities of any affiliate of the Company, and (iii) senior to all common stock of the Company. The terms of the Preferred Securities will provide that each holder of Preferred Securities by acceptance of Preferred Securities agrees to the subordination provisions and other terms of the Guarantee. The Company has outstanding common stock that ranks junior to the Guarantee.


                                      17

   The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity).

Amendments and Assignment

   Except with respect to any changes that do not materially and adversely affect the rights of holders of the Preferred Securities (in which case no consent will be required), the Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

Termination

   The Guarantee will terminate and be of no further force and effect as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, upon distribution of Junior Subordinated Notes to the holders of Preferred Securities, or upon full payment of the amounts payable upon liquidation of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid with respect to the Preferred Securities or under the Guarantee.

Events of Default

   An event of default under the Guarantee will occur upon the failure by the Company to perform any of its payment obligations under such Guarantee. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity. The holders of a majority in liquidation amount of Preferred Securities may, by vote, on behalf of the holders of all the Preferred Securities, waive any past event of default and its consequences.

Information Concerning the Guarantee Trustee

   The Guarantee Trustee, prior to the occurrence of any event of default with respect to the Guarantee and after the curing or waiving of all events of default with respect to the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, in case an event of default has occurred, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred by the Guarantee Trustee.

   The Bank of New York, the Guarantee Trustee, also serves as Property Trustee, as Senior Note Indenture Trustee and as Subordinated Note Indenture Trustee. The Company and/or certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York. The Bank of New York serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

Governing Law

   The Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

                                      18

The Agreement as to Expenses and Liabilities

   Pursuant to the Agreement as to Expenses and Liabilities to be entered into by the Company under the Trust Agreement, the Company will irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of the Preferred Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED NOTES AND
                                 THE GUARANTEE

   As long as payments of interest and other payments are made when due on the series of Junior Subordinated Notes issued to the Trust, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of the series of Junior Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Notes will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) the Company shall pay for all costs and expenses of the Trust pursuant to the Agreement as to Expenses and Liabilities; and (iv) the Trust Agreement provides that the Securities Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

   Payments of distributions (to the extent funds for such purpose are legally and immediately available) and other payments due on the Preferred Securities (to the extent funds for such purpose are legally and immediately available) will be guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." If the Company does not make interest payments on the Junior Subordinated Notes, it is not expected that the Trust will have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the Trust has sufficient funds legally and immediately available for the payment of such distributions.

   If the Company fails to make interest or other payments on the Junior Subordinated Notes when due (taking into account any extension period as described in the applicable Prospectus Supplement), the Trust Agreement provides a mechanism that allows the holders of the Preferred Securities to appoint a substitute Property Trustee. Such holders may also direct the Property Trustee to enforce its rights under the Junior Subordinated Notes, including proceeding directly against the Company to enforce the Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under the Junior Subordinated Notes, to the fullest extent permitted by applicable law, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on Junior Subordinated Notes having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes.

   If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism that allows the holders of the Preferred Securities to direct the Guarantee Trustee to enforce its rights under the Guarantee. In addition, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

   The Guarantee, the Subordinated Note Indenture, the Junior Subordinated Notes, the Trust Agreement and the Agreement as to Expenses and Liabilities, as described above, constitute a full and unconditional guarantee by the Company of the payments due on the Preferred Securities.

                                      19

   Upon any voluntary or involuntary dissolution, winding-up or termination of the Trust, unless Junior Subordinated Notes are distributed in connection with such action, the holders of the Preferred Securities will be entitled to receive, out of assets legally available for distribution to holders, a liquidation distribution in cash as described in the applicable Prospectus Supplement. Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Notes, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Because the Company is guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to holders of the Preferred Securities) pursuant to the Agreement as to Expenses and Liabilities, the positions of a holder of Preferred Securities and a holder of Junior Subordinated Notes relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

   A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Subordinated Note Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Junior Subordinated Notes provide that no payments may be made in respect of the Junior Subordinated Notes until such Senior Indebtedness has been paid in full or any payment default of Senior Indebtedness has been cured or waived. Failure to make required payments on the Junior Subordinated Notes would constitute an Event of Default under the Subordinated Note Indenture with respect to the Junior Subordinated Notes except that failure to make interest payments on the Junior Subordinated Notes will not be an Event of Default during an extension period as described in the applicable Prospectus Supplement.

                             PLAN OF DISTRIBUTION

   The Company may sell the new Stock, Senior Notes and Junior Subordinated Notes and the Trust may sell the Preferred Securities in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or
(iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities will set forth the terms of the offering of such new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities, including the name or names of any underwriters or agents, the purchase price of such new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities and the proceeds to the Company or the Trust from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities may be listed.

   If underwriters participate in the sale, such new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

   Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities, if any are purchased.

   Underwriters and agents may be entitled under agreements entered into with the Company and/or the Trust to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

   Each series of new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom new Stock, Senior

                                      20

Notes, Junior Subordinated Notes or Preferred Securities are sold for public offering and sale may make a market in such new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The new Stock, Senior Notes, Junior Subordinated Notes or Preferred Securities may or may not be listed on a national securities exchange.

                                 LEGAL MATTERS

   Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Company and the Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company and the Trust. The validity of the new Stock, the Senior Notes, the Junior Subordinated Notes, the Guarantee and certain matters relating to such securities will be passed upon on behalf of the Company by Bouhan, Williams & Levy LLP, Savannah, Georgia, and by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

   The financial statements and the related financial statement schedule as of and for the years ended December 31, 2003 and 2002 incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in its method of accounting for asset retirement obligations), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   Certain of the Company's financial statements incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP ("Andersen"), independent public accountants, as indicated in their reports with respect to the financial statements, and are incorporated by reference in this Prospectus, in reliance upon the authority of Andersen as experts in giving such reports. On March 28, 2002, Southern's Board of Directors, upon recommendation of its Audit Committee, decided not to engage Andersen as the Company's principal public accountants. The Company has not obtained a reissued report from Andersen and has been unable to obtain, after reasonable efforts, Andersen's written consent to incorporate by reference Andersen's reports on the financial statements. Under these circumstances, Rule 437a under the 1933 Act permits this Prospectus to be filed without a written consent from Andersen. The absence of such written consent from Andersen may limit a holder's ability to assert claims against Andersen under Section 11(a) of the 1933 Act for any untrue statement of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated in the financial statements.

                                      21

[LOGO]
SAVANNAH
     ELECTRIC
A SOUTHERN COMPANY



                               1,800,000 Shares


                         6.00% Series Preferred Stock
                    Non-Cumulative, Par Value $25 Per Share


                              -------------------

                             PROSPECTUS SUPPLEMENT
                                 May 27, 2004

                              -------------------

                                LEHMAN BROTHERS